Exhibit 99.2

TEMPUR-PEDIC ANNOUNCES COMPLETION OF ITS ANNUAL MEETING

Confirms remarks of CEO

LEXINGTON, Ky., April 26, 2005 - PRNewswire: Tempur-Pedic International Inc. (NYSE: TPX), the market-leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, announced today that it has completed its annual meeting of stockholders for 2005. All of the nominees for director, including Jeffrey S. Barber, P. Andrews McLane, Francis A. Doyle, Tully M. Friedman, Nancy F. Koehn, Sir Paul Judge, Christopher A. Masto and Robert B. Trussell, Jr., were re-elected as directors. In addition, the retention of Ernst & Young as the company’s independent accountants for the 2005 audit was also approved.

The company also announced that at its 2005 annual meeting of stockholders, its Chief Executive Officer Robert B. Trussell, Jr. was asked questions regarding the background of the decision by Friedman Fleischer & Lowe (“FFL”) to make a partial distribution to its investors as previously disclosed by the company earlier in the day. In response to these questions, Mr. Trussell noted that FFL is in the business of making investments and providing returns for their investors, this has been a great investment for FFL, and they are making a distribution of shares to their investors to allow their investors to hold or sell the stock as they see fit. Mr. Trussell further stated that he was not aware of any business reason related to the company that would cause FFL to sell shares.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows™ made from its proprietary TEMPUR® pressure-relieving material: a visco-elastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 60 countries under the TEMPUR and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International Inc. are in Lexington, Kentucky. For more information about the Company, visit www.tempurpedic.com.